September 21, 2000


Board of Trustees
Kit Cole Investment Trust
851 Irwin Street
San Rafael, CA  94901

   Re: SUBSCRIPTION FOR SHARES OF KIT COLE STRATEGIC GROWTH FUND (THE "FUND")
       ----------------------------------------------------------------------

Dear Trustees:

     Kit Cole Family Trust offers to purchase from Kit Cole Investment Trust, 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by the Fund.

     These  shares  are  not  being   purchased   with  any  present  intent  of
distributing or reselling the same to the public, and will be held for investment by Kit Cole Family Trust.

                                  Sincerely,

                                  KIT COLE FAMILY TRUST

                                  By: /s/ Kit M. Cole
                                      ---------------
                                  Name: KIT M. COLE

                                  Title: Trustee


ACCEPTED AND AGREED to this 21st day of September, 2000.

KIT COLE INVESTMENT TRUST

By: /s/ Jeff Tappan
    ---------------
Name:    JEFF TAPPAN

Title:   President